Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

by and among

MESA ACQUIRER LLC,

REPAY HOLDINGS, LLC,
(solely as to Section 8.17)

AMERICAN PAYMENT SERVICES OF COEUR D’ALENE, LLC,

NORTH AMERICAN PAYMENT SOLUTIONS LLC,

NORTH AMERICAN PAYMENT SOLUTIONS INC.,

and

DAVID FORD

and

PHILLIP HEATH

As of October 11, 2019

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-ii-

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LIST OF EXHIBITS

Exhibit A	Escrow Agreement
Exhibit B	Gross Profit Calculation
Exhibit C	Non-Competition, Non-Solicitation and Non-Disclosure Agreement

LIST OF SCHEDULES

Schedule 1.2(c)	Assumed Contracts
Schedule 1.3(d)	Excluded Assets
Schedule 1.4(b)(ii)	Current Liabilities
Schedule 2.3(b)	Working Capital Guidelines
Schedule 2.5	Allocation of Purchase Price
Schedule 3.1	Qualifications to Do Business
Schedule 3.4(a)	Capitalization
Schedule 3.5(b)	Office Locations and Office Leases
Schedule 3.5(c)	Tangible Personal Property
Schedule 3.6	Financial Statements
Schedule 3.7	No Undisclosed Liabilities
Schedule 3.8	Absence of Certain Changes
Schedule 3.9	Legal Proceedings
Schedule 3.10	Compliance with Laws and Regulations
Schedule 3.11(a)	Company Contracts
Schedule 3.11(b)	Required Consents and Notices
Schedule 3.11(c)	Exceptions to Company Contracts
Schedule 3.11(d)	Company Merchants
Schedule 3.12	Tax Exceptions
Schedule 3.13	Employees
Schedule 3.14(a)	Company Benefit Plans
Schedule 3.15	Insurance Policies
Schedule 3.16(a)	Company Registered Intellectual Property
Schedule 3.16(b)	Company Proprietary Software
Schedule 3.16(c)	Company Licensed Software
Schedule 3.16(d)	Ownership of Company Intellectual Property
Schedule 3.16(l)	Open Source Software
Schedule 3.17	Transactions with Affiliates
Schedule 3.18	Merchant and Partner Relations
Schedule 3.19	Licenses and Permits
Schedule 3.21	Sensitive Data
Schedule 5.3(a)	Transferred Employees
Schedule 6.2(b)	Written Third Party Consents

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DEFINED TERMS

The following is a list of the defined terms used in this Agreement:

Terms	Section

Additional Merchants	2.4(d)
Adjustment Escrow Amount	2.2(a)
Adjustment Escrow Fund	2.2(a)
Adjustment Escrow Shortfall	2.3(f)
Affiliate	8.16
Agreement	Preamble
Allocation Schedule	2.5
APS	Preamble
Arbitrator	2.3(e)
Assets	1.1
Assumed Contracts	1.2(c)
Assumed Liabilities	1.4(b)
Business	Recitals
Business Day	8.16
Cap Amount	7.5(b)
Closing	6.1
Closing Date	6.1
Closing Merchants	2.4(d)
Closing Purchase Price	2.1
Code	2.5
Company(ies)	Preamble
Company Ancillary Documents	3.2(b)
Company Benefit Plan	8.16
Company Contracts	3.11(a)
Company Employee	2.4(d)
Company Indemnified Parties	7.2
Company Intellectual Property	1.2(d)
Company Licensed Software	3.16(c)
Company Losses	7.2
Company Merchant(s)	3.11(d)
Company Proprietary Software	3.16(b)
Company Registered Intellectual Property	3.16(a)
Contract	3.11(a)
Control	8.16
Controlled	8.16
Controlling	8.16
Disputed Earnout Items	2.4(f)
Disputed Items	2.3(d)
Earnout Amounts	2.4(d)
Earnout Periods	2.4(d)
Employee Benefit Plan	8.16

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ERISA	8.16
ERISA Affiliate	8.16
ERISA Affiliate Plan	8.16
Escrow Agent	2.2(a)
Escrow Agreement	2.2(a)
Excluded Assets	1.3
Excluded Liabilities	1.5
Final Earnout Schedule	2.4(f)
Final Working Capital	2.3(e)
Final Working Capital Schedule	2.3(e)
Financial Statements	3.6
First Earnout Amount	2.4(a)
First Earnout Amount Shortfall	2.4(d)
First Earnout Period	2.4(d)
Ford Employment Agreement	6.2(h)
GAAP	2.3(b)
Governmental Entity	3.9
Gross Profit	2.4(d)
Guaranteed Obligations	8.17
Heath Employment Agreement	6.2(g)
High Risk Merchant	2.4(d)
Indemnification Escrow Amount	2.2(a)
Indemnification Escrow Fund	2.2(a)
Indemnified Party	7.3(a)
Indemnifying Party	7.3(a)
Intellectual Property	8.16
Knowledge	8.16
Legal Dispute	8.7
Licenses	3.19
Liens	1.1
Limited License	3.16(l)
NAPS	Preamble
NAPSI	Preamble
Net Working Capital	2.3(b)
Non-Assigned Contract	5.1(b)
Office Leases	3.5(b)
Owner(s)	Preamble
Owner Ancillary Documents	3.2(a)
Parent	Preamble
Party(ies)	Preamble
Payment Network	8.16
PCI DSS	8.16
Person	8.16
Preliminary Earnout Schedule	2.4(e)
Preliminary Working Capital Schedule	2.3(c)
Purchase Price	2.1

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Purchaser	Preamble
Purchaser Ancillary Documents	4.2
Purchaser Designee	1.6
Purchaser Indemnified Parties	7.1
Purchaser Losses	7.1
R&W Insurance Policy	7.5(c)
Second Earnout Amount	2.4(b)
Second Earnout Amount Shortfall	2.4(d)
Second Earnout Period	2.4(d)
Second Earnout Period Available Earnout	2.4(d)
Sensitive Data	8.16
Software	8.16
Sponsor Partners	3.18
Surviving Representations	7.4
Target Working Capital	2.3(a)
Tax(es)	8.16
Tax Return	8.16
Third Earnout Amount	2.4(c)
Third Earnout Period	2.4(d)
Third Earnout Period Available Earnout	2.4(d)
Top Integration Partners	3.18
Top Merchants	3.18
Top Resellers	3.18
Top Vendors	3.18
Transferred Employees	5.3(a)
Working Capital Deficit	2.3(f)
Working Capital Surplus	2.3(f)

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 11, 2019, is made and entered into by and among MESA ACQUIRER LLC, a Delaware limited liability company (the “Purchaser”), REPAY HOLDINGS, LLC, a Delaware limited liability company (“Parent”) (solely as to Section 8.17), AMERICAN PAYMENT SERVICES OF COEUR D’ALENE, LLC, an Idaho limited liability company (“APS”), NORTH AMERICAN PAYMENT SOLUTIONS LLC, a Nevada limited liability company (“NAPS”), NORTH AMERICAN PAYMENT SOLUTIONS INC., a corporation organized pursuant to the laws of the Province of British Columbia (“NAPSI”), and each of DAVID FORD and PHILLIP HEATH (each such natural person being sometimes individually referred to herein as an “Owner” and collectively as the “Owners”). APS, NAPS and NAPSI are sometimes individually referred to herein as a “Company” and collectively as the “Companies”. The Purchaser, the Companies and the Owners are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Owners own all of the equity interests of each of the Companies;

WHEREAS, the Companies are engaged in the business of marketing and providing payment processing services and products (including, without limitation, credit and debit card processing, ACH processing, and check and bank account verification) to merchants in the manufacturing, distribution and hospitality industries and various other industries using various channels and/or various software/ERP systems and third-party gateways (including, without limitation, terminal, web-based, and electronic bill payment and presentment) (collectively, the “Business”);

WHEREAS, the Parties desire to enter into this Agreement to effect a transaction pursuant to which the Companies shall sell to the Purchaser substantially all of the assets of the Companies, and the Purchaser will purchase such assets and assume certain of the liabilities and obligations of the Companies; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated by this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
Purchase and sale

1.1 Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, at the Closing, the Companies will sell, grant, assign, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Companies, all right, title and interest of the Companies in and to (a) the Business and (b) except for the Excluded Assets, all of the assets, properties and rights of each of the Companies of every kind and description, tangible and intangible, wherever situated (which assets, properties and rights are collectively referred to in this Agreement as the “Assets”), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, other than (i) statutory liens for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business; and (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Entity (collectively, “Liens”).

1.2 Assets. Except as otherwise expressly set forth in Section 1.3, the Assets shall include, without limitation, the following assets, properties and rights of the Companies as of the Closing Date:

(a) all deposits, advances, pre-paid expenses and credits of the Companies;

(b) all fixed assets, equipment, furnishings, computer hardware, fixtures and other tangible personal property of the Companies, including those set forth on Schedule 3.5(c);

(c) all rights of the Companies under the following (collectively, the “Assumed Contracts”): (i) all Contracts with merchants or other customers entered into in the ordinary course; (ii) all Contracts with respect to Company Licensed Software; and (iii) the other Contracts listed on Schedule 1.2(c);

(d) all of the Intellectual Property (including Software) that is owned by or licensed to the Companies (the “Company Intellectual Property”);

(e) all rights to receive residual payments in respect of services provided or products sold by the Companies and any other accounts receivable, notes receivable and other receivables of the Companies and any security therefor;

(f) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Companies, whether arising by way of counterclaim or otherwise;

(g) all rights in and under all express or implied guarantees, warranties, representations, covenants (including rights under any confidentiality, invention assignment or similar agreement entered into by any current or former employee of the Companies), indemnities and similar rights in favor of the Companies;

(h) all permits, approvals, licenses, qualifications, registrations, certifications, authorizations or similar rights of the Companies, including those set forth on Schedule 3.19 (unless otherwise indicated thereon);

(i) all information, files, correspondence, records, data, databases, reports, contracts and recorded knowledge, including merchant, supplier, price and mailing lists, past deliverables and proposals to merchants, employee files and records, and all accounting or other books and records of the Companies in whatever media retained or stored, including, without limitation, computer programs and disks;

(j) all telephone and facsimile numbers, e-mail addresses, Internet websites, domain names, social media accounts and social networking accounts of the Companies; and

(k) all other tangible and intangible assets of any kind or description, wherever located, that are carried on the books of the Companies or which are owned by the Companies.

1.3 Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, the Assets will not include the following assets, properties and rights of the Companies (collectively, the “Excluded Assets”):

(a) all cash, cash equivalents or marketable securities of the Companies;

(b) any permit, approval, license, qualification, registration, certification, authorization or similar right that by its terms is not transferable to the Purchaser, including those indicated on Schedule 3.19 as not being transferable;

(c) the charter documents, minute books, stock ledgers and tax returns of the Companies;

(d) the assets listed on Schedule 1.3(d);

(e) all Company Benefit Plans, including any related insurance contracts, funding vehicles, assets in any related trust or other amounts set aside and specifically reserved solely to fund benefits payable under the applicable Company Benefit Plan; and

(f) the rights that accrue to the Companies under this Agreement.

1.4 Assumption of Assumed Liabilities.

(a) Except as provided in Section 1.4(b), the Purchaser will not assume, in connection with the transactions contemplated by this Agreement, any liability or obligation of the Companies whatsoever, and the Companies will retain responsibility for all liabilities and obligations accrued as of or on the Closing Date and all liabilities and obligations arising from the Companies’ operations prior to or on the Closing Date, whether or not accrued and whether or not disclosed.

(b) As the sole exception to the provisions in Section 1.4(a), effective as of the Closing Date, the Purchaser will assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of the Companies as of the Closing Date (collectively, the “Assumed Liabilities”):

(i) obligations of the Companies under the Assumed Contracts to the extent such obligations are not required to be performed prior to the Closing Date, and accrue and relate to the operations of the Business subsequent to the Closing Date; and

(ii) those current liabilities of the Companies of the types listed on Schedule 1.4(b)(ii) to the extent and in the amount reflected as current liabilities on the Final Working Capital Schedule.

1.5 Excluded Liabilities. Specifically, and without in any way limiting the generality of Section 1.4(a), the Assumed Liabilities will not include, and in no event will the Purchaser assume, agree to pay, discharge or satisfy any liability or obligation under this Agreement or otherwise have any responsibility for, any liability or obligation (together with all other liabilities or obligations of the Companies that are not Assumed Liabilities and all liabilities or obligations of or between the Owners, the “Excluded Liabilities”):

(a) relating to any liability or obligation (including, without limitation, accounts payable) owed to any Owner or any Affiliate of the Companies;

(b) for Taxes (i) of or with respect to any Owner or the Companies for any and all periods, and (ii) of or with respect to the Assets and the Business with respect to any period (or portion thereof) ending on or prior to the Closing Date;

(c) for any indebtedness with respect to borrowed money and notes payable, including any interest or penalties accrued thereon;

(d) relating to, resulting from or arising out of (i) claims made in pending or future suits, actions, investigations, or other legal, governmental or administrative proceedings, including but not limited to those matters set forth on Schedule 3.9 and Schedule 3.10 or (ii) claims based on violations of any law as in effect on or prior to the Closing Date, breach of contract, employment practices, or privacy or data security matters or any other actual or alleged action or failure of the Companies to perform any obligation, in each case arising out of or relating to events which shall have occurred, or the operation of the Business, prior to the Closing; provided, however, that, to the extent that after the Closing there arises any claim for uncollected chargebacks related to periods prior to the Closing, such uncollected chargebacks shall be payable first to the Purchaser from the ISO reserve account established by the Companies at Esquire Bank and transferred to the Purchaser pursuant to this Agreement, to the extent available as of the date hereof;

(e) pertaining to any service or warranty liability with respect to services provided or products sold by the Companies prior to the Closing Date;

(f) pertaining to any Excluded Asset or any Contract that is not an Assumed Contract;

(g) relating to, resulting from or arising out of any former operations of the Companies that have been discontinued or disposed of prior to the Closing Date;

(h) relating to any current or former employee, director, manager, officer, consultant, independent contractor, contingent worker, leased employee or other service provider of the Companies, any ERISA Affiliate and/or the Business (including any spouses, beneficiaries or dependents thereof), including, without limitation, any liability under any Company Benefit Plan, any ERISA Affiliate Plan or any other employee benefit plans, programs or arrangements with respect to which the Companies or any ERISA Affiliate has or may have any liability, contingent or otherwise (including, without limitation, any liabilities arising prior to the Closing for vacation pay, sick pay, holiday pay, and paid time off, wages, salary, bonuses, severance or other payments or liabilities of any kind to any current or former employee, director, officer, consultant, independent contractor, contingent worker, leased employee or other service provider of the Companies, any ERISA Affiliate and/or the Business (including any spouses, beneficiaries or dependents thereof) or any contributions, remittances, premiums, or other amounts to be made to any Company Benefit Plan, any ERISA Affiliate Plan or any other such employee benefit plans, programs or arrangements) and any liability under any employment agreement, offer letter, change in control agreement, bonus arrangement, severance agreement or similar agreement between the Companies or any ERISA Affiliate and any current or former employee, director, manager, officer, consultant, independent contractor, contingent worker, leased employee or other service provider of the Companies or any ERISA Affiliate and/or the Business that is not an Assumed Contract; or

(i) of the Companies or any Owner arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of the Companies or any Owner.

Such Excluded Liabilities shall include all claims, actions, litigation and proceedings relating to any or all of the foregoing and all costs and expenses in connection therewith.

1.6 Purchaser Designee. The Parties agree that the Purchaser may assign the right to purchase certain Assets to one or more of its Affiliates (each, a “Purchaser Designee”). Notwithstanding any such assignment, the Purchaser shall remain liable for, and any assignment or execution of any Purchaser Ancillary Document shall not relieve the Purchaser of, its obligations hereunder or thereunder. Any reference to the Purchaser in this Agreement shall to the extent applicable also be deemed a reference to the applicable Purchaser Designee, except where in context of this Agreement such use would not be appropriate.

ARTICLE 2
PURCHASE PRICE; ADJUSTMENTS AND ALLOCATIONS

2.1 Purchase Price. Subject to adjustment pursuant to Section 2.3, the aggregate amount to be paid for the Assets (the “Purchase Price”) shall be (a) THIRTY MILLION DOLLARS ($30,000,000) (the “Closing Purchase Price”), plus (b) the right to receive up to THIRTY MILLION DOLLARS ($30,000,000) in Earnout Amounts pursuant to the terms and conditions of Section 2.4. In addition to the foregoing, as consideration for the sale, grant, assignment, transfer and delivery of the Assets, the Purchaser shall assume and discharge the Assumed Liabilities.

2.2 Payment of Purchase Price.

(a) On the Closing Date, the Purchaser shall (i) deposit or cause to be deposited the sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000) (the “Adjustment Escrow Amount”) and ONE HUNDRED AND FIFTY THOUSAND DOLLARS ($150,000) (the “Indemnification Escrow Amount”) with U.S. Bank National Association, a national banking association, as escrow agent (the “Escrow Agent”), which Adjustment Escrow Amount (together with any earnings thereon, the “Adjustment Escrow Fund”) and Indemnification Escrow Amount (together with any earnings thereon, the “Indemnification Escrow Fund”) shall be held and released in accordance with this Agreement and the terms and conditions of the escrow agreement in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”); and (ii) pay or cause to be paid to the Companies an amount equal to (A) the Closing Purchase Price, less (B) the sum of the Adjustment Escrow Amount and the Indemnification Escrow Amount. Such payment described in the foregoing clause (ii) shall be made in cash by wire transfer of immediately available funds to such bank account(s) as shall have been designated in writing by the Companies at least three (3) Business Days prior to the Closing Date.

(b) Subject to any adjustment pursuant to Section 2.3, the Companies and the Owners acknowledge that the payments made pursuant to Section 2.2(a) constitute payment in full of the Closing Purchase Price.

2.3 Adjustment of Purchase Price.

(a) The Parties acknowledge the consideration being paid by the Purchaser pursuant to Section 2.1 has been based on the assumption that the Net Working Capital shall be equal to ONE MILLION TWO HUNDRED THOUSAND DOLLARS ($1,200,000) (the “Target Working Capital”).

(b) For purposes of this Section 2.3, the “Net Working Capital” means (i) the aggregate amount of current assets (less applicable reserves) included in the Assets less (ii) the aggregate amount of current liabilities included in the Assumed Liabilities, in each case determined as of the Closing Date in accordance with U.S. generally accepted accounting principles (“GAAP”) and the working capital guidelines attached hereto as Schedule 2.3(b).

(c) As promptly as practicable following the Closing Date, the Purchaser will prepare or cause to be prepared and deliver to the Companies and the Owners a calculation of the Net Working Capital, which shall be set forth in a balance sheet format detailing the calculation thereof (the “Preliminary Working Capital Schedule”). The Purchaser shall permit the Companies and the Owners and their representatives to have reasonable access to the books, records and other documents (including work papers) pertaining to or used in connection with the preparation of the Preliminary Working Schedule.

(d) The Companies shall have twenty (20) days following receipt of the Preliminary Working Capital Schedule during which to notify the Purchaser of any dispute of any item contained in the Preliminary Working Capital Schedule, which notice shall set forth in reasonable detail the basis for such dispute (the “Disputed Items”). If the Companies do not notify the Purchaser of any Disputed Items within such twenty (20) day period, the Preliminary Working Capital Schedule shall be deemed to be the Final Working Capital Schedule. The Purchaser and the Companies shall cooperate in good faith to resolve any Disputed Items as promptly as possible, and upon such resolution, the Final Working Capital Schedule shall be prepared in accordance with the agreement of the Purchaser and the Companies.

(e) If the Purchaser and the Companies are unable to resolve any Disputed Items within fifteen (15) days (or such longer period as the Purchaser and the Companies shall mutually agree in writing) of notice of a dispute, the Parties shall engage an independent accounting firm mutually agreeable to the Parties (the “Arbitrator”) to resolve all issues having a bearing on such dispute and such resolution shall be final and binding on the Parties. The Arbitrator shall only decide the specific items under dispute by the Parties, and its decision for each of the Disputed Items must be within the range of values assigned to each such item in the Preliminary Working Capital Schedule and the Disputed Items, respectively, and the Arbitrator shall further limit its review to whether the Preliminary Working Capital Schedule or any component thereof contained mathematical errors and to whether the Preliminary Working Capital Schedule or any component thereof was calculated in accordance with this Agreement. The Parties shall cooperate in good faith to assist the Arbitrator in connection with its work and to provide any information reasonably requested by the Arbitrator in connection therewith as promptly as possible. The Arbitrator shall use commercially reasonable efforts to complete its work within thirty (30) days of its engagement. The expenses of the Arbitrator shall be paid by the Companies and the Owners, on the one hand, and the Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Companies or the Purchaser, respectively, bears to the aggregate amount actually contested by the Companies and the Purchaser. The calculation of the Net Working Capital as finally determined pursuant to this Section 2.3 is referred to herein as the “Final Working Capital Schedule” and the amount of the Net Working Capital set forth on the Final Working Capital Schedule is referred to herein as the “Final Working Capital.”

(f) Within five (5) Business Days after the determination of the Final Working Capital Schedule in accordance with this Section 2.3, (i) if the Final Working Capital is greater than the Target Working Capital (such excess being referred to herein as the “Working Capital Surplus”), then (A) the Purchaser and the Companies shall issue joint written instructions to the Escrow Agent to release the entire Adjustment Escrow Fund to the Companies, and (B) the Purchaser shall pay to the Companies an amount equal to the Working Capital Surplus, or (ii) if the amount of the Final Working Capital is less than the Target Working Capital (such shortfall being referred to herein as the “Working Capital Deficit”), then the Purchaser and the Companies shall issue joint written instructions to the Escrow Agent to release (A) an amount equal to the Working Capital Deficit from the Adjustment Escrow Fund to the Purchaser, and (B) the balance, if any, of the Adjustment Escrow Fund (after release to the Purchaser of the amount set forth in the preceding clause (ii)(A)) to the Companies; provided, however, if the Adjustment Escrow Fund is less than the Working Capital Deficit (such shortfall being referred to herein as the “Adjustment Escrow Shortfall”), then (x) the Purchaser and the Companies shall issue joint written instructions to the Escrow Agent to release the entire Adjustment Escrow Fund to the Purchaser and (y) the Companies and the Owners shall pay to the Purchaser an amount equal to the Adjustment Escrow Shortfall. Any payment required under this Section 2.3(f) shall be made in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the recipient at least three (3) Business Days prior to the applicable payment date and shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes.

2.4 Earnout Payments.

(a) Subject to the terms and conditions of this Section 2.4, the Companies shall be entitled to receive an amount equal to the “First Earnout Amount,” which shall be defined as follows:

(i) If Gross Profit for the First Earnout Period is equal to or less than $9,029,729, then the First Earnout Amount shall be zero;

(ii) If Gross Profit for the First Earnout Period is greater than $9,029,729 but less than $10,840,760, then the First Earnout Amount shall be the product obtained by multiplying (A) $15,000,000, by (B) the fraction obtained by dividing (1) the amount by which the Gross Profit for the First Earnout Period exceeds $9,029,729, by (2) $1,811,031; and

(iii) If Gross Profit for the First Earnout Period is equal to or greater than $10,840,760, then the First Earnout Amount shall be $15,000,000.

(b) Subject to the terms and conditions of this Section 2.4, the Companies shall be entitled to receive an amount equal to the “Second Earnout Amount,” which shall be defined as follows:

(i) If Gross Profit for the Second Earnout Period is equal to or less than $11,518,101, then the Second Earnout Amount shall be zero;

(ii) If Gross Profit for the Second Earnout Period is greater than $11,518,101 but less than $12,195,441, then the Second Earnout Amount shall be the product obtained by multiplying (A) the Second Earnout Period Available Earnout, by (B) the fraction obtained by dividing (1) the amount by which the Gross Profit for the Second Earnout Period exceeds $11,518,101, by (2) $677,340; and

(iii) If Gross Profit for the Second Earnout Period is equal to or greater than $12,195,441, then the Second Earnout Amount shall be equal to the Second Earnout Period Available Earnout.

(c) Subject to the terms and conditions of this Section 2.4, the Companies shall be entitled to receive an amount equal to the “Third Earnout Amount,” which shall be defined as follows:

(i) If Gross Profit for the Third Earnout Period is equal to or less than $12,706,936 then the Third Earnout Amount shall be zero;

(ii) If Gross Profit for the Third Earnout Period is greater than $12,706,936 but less than $13,218,430, then the Third Earnout Amount shall be the product obtained by multiplying (A) the Third Earnout Period Available Earnout, by (B) the fraction obtained by dividing (1) the amount by which the Gross Profit for the Third Earnout Period exceeds $12,706,936, by (2) $511,494; and

(iii) If Gross Profit for the Third Earnout Period is equal to or greater than $13,218,430, then the Third Earnout Amount shall be equal to the Third Earnout Period Available Earnout.

(d) As used herein:

(i) the term “Additional Merchants” means those merchants or other customers which a Company Employee obtains for the Purchaser or its Affiliates following the Closing Date for purposes of providing payment processing services or products and for which such Company Employee is responsible under the applicable sales commission plan of the Purchaser and its Affiliates.

(ii) the term “Closing Merchants” means those merchants or other customers for whom, as of the Closing Date, the Companies, directly or indirectly, provide payment processing services or products. For clarity, such “Closing Merchants” are set forth on Schedule 3.11(d).

(iii) the term “Company Employee” means either (A) any Transferred Employee or (B) any employee hired by the Purchaser or its Affiliates following the Closing Date and whose primary duties involve marketing payment processing services or products of the Business to business-to-business (B2B) merchants or other customers through enterprise resource planning software integration partners (such as the Top Integration Partners).

(iv) the term “Earnout Amounts” means, collectively, the First Earnout Amount, the Second Earnout Amount and the Third Earnout Amount.

(v) the term “Earnout Periods” means, collectively, the First Earnout Period, the Second Earnout Period and the Third Earnout Period.

(vi) the term “First Earnout Amount Shortfall” means an amount equal to $15,000,000 minus the First Earnout Amount.

(vii) the term “First Earnout Period” means the period beginning January 1, 2019 and ending December 31, 2019.

(viii) the term “Gross Profit” means, for each Earnout Period, an amount equal to the total amount of residuals earned by the Purchaser or its Affiliates in respect of Closing Merchants and Additional Merchants during such Earnout Period, less the total amount of commissions, processing expenses and other direct expenses incurred in respect of such residuals, all determined in accordance with the policies, practices and methodologies applied in the preparation of the historical financial information set forth on Exhibit B. In no event shall the “Gross Profit” attributable to High Risk Merchants for any Earnout Period exceed $100,000 in the aggregate.

(ix) the term “High Risk Merchant” means (A) with respect to Closing Merchants, any Closing Merchant identified as a “High Risk Merchant” on Schedule 3.11(d), and (B) with respect to Additional Merchants, any Additional Merchant that either (1) would have been designated as such in accordance with the Companies’ past practices or (2) is determined to be a “High Risk Merchant” by the Purchaser in its reasonable discretion.

(x) the term “Second Earnout Amount Shortfall” means an amount equal to the Second Earnout Period Available Earnout minus the Second Earnout Amount.

(xi) the term “Second Earnout Period” means the period beginning July 1, 2019 and ending June 30, 2020.

(xii) the term “Second Earnout Period Available Earnout” means an amount equal to $7,500,000 plus the First Earnout Amount Shortfall.

(xiii) the term “Third Earnout Period” means the period beginning January 1, 2020 and ending December 31, 2020.

(xiv) the term “Third Earnout Period Available Earnout” means an amount equal to $7,500,000 plus the Second Earnout Amount Shortfall.

(e) As soon as practicable after receipt of the necessary statements and other information from the applicable sponsor banks or other third parties (but, in any event, no later than ninety days after the end of the applicable Earnout Period), the Purchaser shall prepare and deliver to the Companies a calculation (each, a “Preliminary Earnout Schedule”) of the Gross Profit for the applicable Earnout Period and the applicable Earnout Amount (if any) derived therefrom. The Purchaser shall provide the Companies and their designated accountants, attorneys, agents and representatives with reasonable access to such books, records and financial statements of the Purchaser as the Companies (or such designated accountants, attorneys, agents or representatives) shall reasonably request in connection with their review of such Preliminary Earnout Schedule.

(f) The Companies shall have twenty (20) days following receipt of a Earnout Schedule during which to notify the Purchaser of any dispute to the Earnout Amount set forth on such Preliminary Earnout Schedule, which notice shall set forth in reasonable detail the basis for such dispute (the “Disputed Earnout Items”). If the Companies do not notify the Purchaser of any Disputed Earnout Items within such twenty (20) day period, such Preliminary Earnout Schedule shall be deemed to be the Final Earnout Schedule with respect to the applicable Earnout Period. The Purchaser and the Companies shall cooperate in good faith to resolve any Disputed Earnout Items as promptly as possible, and upon such resolution, the Final Earnout Schedule with respect to the applicable Earnout Period shall be prepared in accordance with the agreement of the Purchaser and the Companies. If the Purchaser and the Companies are unable to resolve any Disputed Earnout Items within fifteen (15) days (or such longer period as the Purchaser and the Companies shall mutually agree in writing) of notice of a dispute, the Parties shall engage the Arbitrator to resolve all issues having a bearing on such dispute and such resolution shall be final and binding on the Parties. The Arbitrator shall only decide the specific items under dispute by the Parties, and its decision for each of the Disputed Earnout Items must be within the range of values assigned to each such item in the applicable Preliminary Earnout Schedule and the Disputed Earnout Items, respectively, and the Arbitrator shall further limit its review to whether the applicable Preliminary Earnout Schedule or any component thereof contained mathematical errors and to whether the applicable Preliminary Earnout Schedule or any component thereof, such as “Gross Profit” and “High Risk Merchants”, was calculated in accordance with this Agreement. The Parties shall cooperate in good faith to assist the Arbitrator in connection with its work and to provide any information reasonably requested by the Arbitrator in connection therewith as promptly as possible. The Arbitrator shall use commercially reasonable efforts to complete its work within thirty (30) days of its engagement. The expenses of the Arbitrator shall be paid by the Companies and the Owners, on the one hand, and the Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Companies or the Purchaser, respectively, bears to the aggregate amount actually contested by the Companies and the Purchaser. The Preliminary Earnout Schedule for each Earnout Period as finally determined pursuant to this Section 2.4(g) shall each be referred to herein as a “Final Earnout Schedule.”

(g) Within five (5) Business Days after the determination of a Final Earnout Schedule in accordance with this Section 2.4, the Purchaser shall pay to the Companies an amount equal to the Earnout Amount (if any) for the applicable Earnout Period as set forth on the Final Earnout Schedule. Any payment required under this Section 2.4 shall be made in cash by the wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the recipient at least three (3) Business Days prior to the applicable payment date (which may include wire instructions setting forth an exact amount of the applicable Earnout Amount to be paid directly to Capstone Headwaters LLC).

(h) The Companies and the Owners agree that any information or data provided under this Section 2.4 is confidential and proprietary in favor of the Purchaser and its Affiliates. The Companies and the Owners agree not to (i) use any such information or data other than for the purposes of reviewing, verifying or disputing the applicable Earnout Amount or (ii) disclose any such information or data to any Person other than to their representatives who are assisting the Companies in connection with any review, verification or dispute of the applicable Earnout Amount.

(i) The Companies and the Owners hereby acknowledge that the achievement of applicable gross profit results sufficient to result in any Earnout Amounts is uncertain and that the Business may not achieve such level, and it is therefore not assured that the Companies will be entitled to any Earnout Payment. The Companies and the Owners further acknowledge that the Purchaser and/or its Affiliates shall have the right to operate the Business and their respective businesses in a manner that they deem to be in the best interests of the Purchaser and/or its Affiliates and their respective stockholders, and, subject to Section 2.4(j) and Section 2.4(k), none of the Companies or the Owners will have any right to dispute the determination of any results hereunder based on any claim or allegation that arises out of or relates to the exercise of business judgment by the Purchaser and/or its Affiliates; provided, however, that the Purchaser shall not take or omit to take any action with the intent or purpose to reduce, eliminate or avoid the Earnout Amounts under this Agreement. The Purchaser shall maintain separate accounting books and records for the Business during the Earnout Periods.

(j) Notwithstanding anything to the contrary contained herein or elsewhere, upon the termination by the Purchaser or one of its Affiliates of the employment of Phillip Heath or David Ford without Cause (as such term is defined in the Heath Employment Agreement and the Ford Employment Agreement, respectively) or the termination by Phillip Heath or David Ford of their employment for Good Reason (as such term is defined in the Heath Employment Agreement and the Ford Employment Agreement, respectively), prior to December 31, 2020, the maximum Earnout Amount available with respect to the Earnout Period in which such termination of employment occurs, as well as the maximum Earnout Amount with respect to each subsequent Earnout Period, if any, shall be deemed earned in full. In the event the Earnout Amount with respect to an Earnout Period is deemed earned in full pursuant to this Section 2.4(j), the Purchaser shall pay to the Companies an amount equal to each such Earnout Amount within thirty (30) days after the end of such Earnout Period. Any payment required under this Section 2.4(j) shall be made in accordance with the last sentence of Section 2.4(g). For the avoidance of doubt, no Earnout Amount shall be deemed earned pursuant to this Section 2.4(j) solely as the result of the death or Disability (as such term is defined in the Heath Employment Agreement and the Ford Employment Agreement, respectively) of Phillip Heath or David Ford.

(k) Notwithstanding anything to the contrary contained herein or elsewhere, in the event that, at any time prior to December 31, 2020, the Purchaser and/or its Affiliates do not continue to operate the Business substantially in accordance with the operations of the Business prior to the Closing and such failure to so operate the Business causes the Gross Profit to be insufficient to achieve the maximum Earnout Amount available for an Earnout Period, then the maximum Earnout Amount available for such Earnout Period, as well as the maximum Earnout Amount available with respect to each subsequent Earnout Period, if any, shall be deemed earned in full. In the event the Earnout Amount with respect to an Earnout Period is deemed earned in full pursuant to this Section 2.4(k), the Purchaser shall pay to the Companies an amount equal to each such Earnout Amount within thirty (30) days after the end of such Earnout Period. Any payment required under this Section 2.4(k) shall be made in accordance with the last sentence of Section 2.4(g).

(l) For the avoidance of doubt, the maximum amount payable the Purchaser under this Section 2.4 is $30,000,000.

2.5 Allocation of Purchase Price. All amounts constituting consideration within the meaning of, and for the purposes of, Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder shall be allocated among the Assets and any other rights deemed acquired by the Purchaser hereunder, as applicable, in the manner set forth on Schedule 2.5 and as required by Section 1060 of the Code and the regulations thereunder and all applicable laws. Within ten (10) days after the determination of the Final Working Capital Schedule in accordance with Section 2.3, the Purchaser shall provide the Companies and the Owners with a schedule (the “Allocation Schedule”) allocating all such amounts as provided herein, which shall be revised in the reasonable discretion of the Purchaser to the extent necessary to reflect any post-Closing payment made pursuant to or in connection with this Agreement. Each of the Parties agrees to (a) prepare and timely file all Tax Returns, including, without limitation, Form 8594 (and all supplements thereto), in a manner consistent with the Allocation Schedule as finalized and (b) act in accordance with Allocation Schedule as finalized for all Tax purposes.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANies AND the OWNERS

The Companies and the Owners hereby, jointly and severally, represent and warrant to the Purchaser as follows:

3.1 Organization. APS is a limited liability company duly formed and validly existing under the laws of the State of Idaho, NAPS is a limited liability company duly formed and validly existing under the laws of the State of Nevada, and NAPSI is a corporation duly formed and validly existing under the laws of the Province of British Columbia. Each Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Company is duly qualified or registered as a foreign entity to transact business under the laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration except for jurisdictions in which the failure to be so licensed, qualified or in good standing would not be reasonably expected to have a material adverse effect on the Business. Each Company has heretofore made available to the Purchaser true, correct and complete copies of its charter documents as currently in effect and its corporate or company record books with respect to actions taken by its shareholders, directors, members and/or managers. Schedule 3.1 contains a true and correct list of the jurisdictions in which each Company is qualified or registered to do business as a foreign entity.

3.2 Authorization.

(a) Each Owner has the right, power and capacity to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by such Owner in connection with the transactions contemplated by this Agreement (collectively, the “Owner Ancillary Documents”) and to perform such Owner’s obligations under this Agreement and the Owner Ancillary Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Owner Ancillary Documents have been duly executed and delivered by each Owner and constitute the valid and binding agreements of each Owner, enforceable against such Owner in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

(b) Each Company has full power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the “Company Ancillary Documents”) and to perform its obligations under this Agreement and the Company Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Ancillary Documents by each Company and the performance by each Company of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary director, shareholder, manager and/or member action, as applicable, on the part of each of the Companies. This Agreement and each of the Company Ancillary Documents have been duly executed and delivered by each of the Companies and constitute the valid and binding agreements of each of the Companies, enforceable against each of the Companies in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

3.3 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement, the Owner Ancillary Documents and the Company Ancillary Documents, the consummation of the transactions contemplated by this Agreement, the Owner Ancillary Documents and the Company Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement, the Owner Ancillary Documents and the Company Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (a) any term or provision of the charter documents of the Companies, (b) except as indicated on Schedule 3.11(b), any Company Contract or any other contract, agreement, permit, franchise, license or other instrument applicable to the Companies or the Business, (c) any judgment, decree or order of any Governmental Entity to which the Companies or any Owner is a party or by which the Companies or any Owner or any of their respective properties are bound or (d) any statute, law, rule, regulation or arbitration award applicable to the Companies, any Owner or the Business. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Companies or any Owner in connection with the execution, delivery or performance of this Agreement, the Owner Ancillary Documents or the Company Ancillary Documents or the consummation of the transactions contemplated thereby.

3.4 Capitalization.

(a) Schedule 3.4(a) hereto accurately and completely sets forth the capitalization and equity ownership of each Company.

(b) The Assets do not include and, except as set forth on Schedule 3.4(a) hereto, none of the Companies own, any direct or indirect equity interest (by stock ownership, partnership interest, limited liability company interest, joint venture interest or otherwise) in any corporation, partnership, limited liability company, joint venture, firm, association or business enterprise.

3.5 Title to Assets; Related Matters.

(a) The Assets do not include, and none of the Companies own, any real property.

(b) The office locations described on Schedule 3.5(b) represent the only real estate leased by any of the Companies. The Companies have the valid right to use each such premises pursuant to the applicable lease described on Schedule 3.5(b) (the “Office Leases”).

(c) The Assets constitute all of the material assets necessary and sufficient to conduct the operations of the Business in accordance with the Companies’ past practices. The Companies have (and will convey to the Purchaser at the Closing) good title to the Assets, free and clear of all Liens. All equipment and other items of tangible personal property and assets included in the Assets (i) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, (ii) are usable in the regular and ordinary course of business and (iii) conform in all material respects to all applicable laws, ordinances, codes, rules and regulations applicable thereto, and the Companies have no Knowledge of any defects or problems with any of the Assets. No Person other than the Companies owns any equipment or other tangible personal property or assets situated on the premises of the Companies which are necessary to the operation of the Business, except for the leased items that are subject to personal property leases. Schedule 3.5(c) sets forth a true, correct and complete list and general description of each item of machinery, equipment and other tangible personal property of the Companies and having a net book value of more than $1,000.

3.6 Financial Statements. The Companies have delivered to the Purchaser the following (collectively, the “Financial Statements”): (a) the balance sheets of the Companies at December 31, 2018, December 31, 2017 and December 31, 2016 and the profit and loss statements of the Companies for the years then ended, which have been internally prepared by management of the Companies; and (b) the balance sheet of the Companies at August 31, 2019 and the profit and loss statement for the eight (8)-month period then ended, which have been internally prepared by the management of the Companies. Copies of the Financial Statements are attached hereto as Schedule 3.6. The Financial Statements have been prepared from, and are in accordance with, the books and records of the Companies, and such books and records have been maintained on a consistent basis throughout the periods indicated. Each of the balance sheets included in such Financial Statements (including any related notes and schedules) fairly presents the financial position of the Companies as of the date of such balance sheet, and each of the profit and loss statements included in such Financial Statements (including any related notes and schedules) fairly presents the results of operations of the Companies for the periods set forth therein, in each case in accordance with past practice (except as expressly noted therein or on Schedule 3.6) consistently applied during the periods involved. Since December 31, 2018, there has been no change in any of the accounting (and tax accounting) policies, practices or procedures of the Companies.

3.7 No Undisclosed Liabilities. Except as disclosed in Schedule 3.7, the Companies do not have any material liabilities or obligations (whether absolute, contingent or otherwise), which are not adequately reflected or provided for in the balance sheet of the Companies at August 31, 2019, except liabilities and obligations that are not (individually or in the aggregate) material to the Companies and have been incurred since the date of such balance sheet in the ordinary course of business.

3.8 Absence of Certain Changes. Since August 31, 2019 and except as set forth in Schedule 3.8, there has not been (a) any material adverse change in the assets, liabilities, business, financial condition, results of operations or prospects of the Business, or (b) any damage, destruction, loss or casualty to property or assets of the Companies (including the Assets) with a value in excess of $25,000, whether or not covered by insurance. Since August 31, 2019 and except as set forth in Schedule 3.8, each Company has (i) extended credit to merchants or other customers of such Company, collected accounts receivable and paid accounts payable and similar obligations of such Company in the ordinary course of business consistent with past practice and (ii) conducted the Business in the ordinary course of business consistent with past practice. Since August 31, 2019 and except as set forth in Schedule 3.8, the Companies have not, (1) paid any bonuses, dividends or made other distributions to any officer, employee or Owner, (2) created, incorporated or formed any subsidiaries, (3) made any investment in, or loaned or advanced money to, any other Person, or (4) engaged in the offer or sale of securities in the Companies or any assets of the Companies outside of the ordinary course of business.

3.9 Legal Proceedings. Except as set forth in Schedule 3.9, there are no suits, actions, claims, arbitration, proceedings or investigations pending or, to the Knowledge of the Companies, threatened against, relating to or involving the Companies, the Business or the Assets before any federal, state, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency or political subdivision thereof (a “Governmental Entity”) or Payment Network. None of such suits, actions, claims, proceedings or investigations, if finally determined adversely, are reasonably likely, individually or in the aggregate, to have a material adverse effect on the assets, liabilities, results of operations, business or prospects of the Companies, the Business or the Assets. The Companies are not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel.

3.10 Compliance with Laws and Regulations. Each of the Companies is (and has been at all times during the past five (5) years) in compliance in all material respects with (a) all applicable laws (including, without limitation, applicable laws relating to electronic fund transfers, money transmitters and payment instruments and the safety and health of employees), ordinances, regulations and orders of all Governmental Entities, (b) all applicable by-laws, rules, regulations and standards of the Payment Networks, and (c) all applicable PCI-DSS requirements. Except as set forth in Schedule 3.10, (i) no Company has been charged with and, to the Knowledge of the Companies, is not now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a Governmental Entity or a Payment Network and (ii) no Company has received any written communication from any Governmental Entities or Person alleging noncompliance in any material respect with any applicable law or by-laws, rules, regulations or standards of any Payment Network. The Companies have not received a notice from any Governmental Entity regarding any material investigation, proceeding or disciplinary action pending or threatened by a Governmental Entity against any Top Merchant or Sponsor Partner. Without limiting the foregoing, the Companies have not been informed or advised by any Sponsor Partner that a federal or state banking agency has issued (or is contemplating or considering the appropriateness of issuing) any enforcement action, order or directive on such Sponsor Partner, or has requested (or is contemplating or considering the appropriateness of requesting) commitments from such Sponsor Partner that, in any such case, would restrict materially the conduct of its business or the performance of its obligations under an existing Sponsor Partner agreement or other similar arrangement with the Companies.

3.11 Company Contracts.

(a) Schedule 3.11(a) sets forth a true, correct and complete list of the following contracts, agreements, leases, licenses, commitments or other instruments (each, a “Contract”) to which the Companies are a party or by which the Companies are otherwise bound (collectively, the “Company Contracts”):

(i) bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to the borrowing of money or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of the Companies used or held for use in the Business;

(ii) the Office Leases and any leases or licenses of personal property involving an annual commitment or payment of more than $10,000 individually by the Companies;

(iii) Contracts that (A) limit or restrict the Companies or their Affiliates, or any officers, directors, employees, shareholders or other equity holders, agents or representatives of the Companies (in their capacity as such) from engaging in any business or other activity in any jurisdiction; (B) create or purport to create any exclusive or preferential relationship or arrangement relating to the Companies; (C) otherwise restrict or limit the ability of the Companies or their respective Affiliates to operate or expand any line of business; or (D) impose, or purport to impose, any obligations or restrictions on Affiliates of the Companies with respect to the Business;

(iv) Contracts for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Companies of an amount in excess of $10,000;

(v) Contracts that provide for any payment or benefit upon the execution hereof or the Closing or in connection with the transactions contemplated hereby, including accelerated vesting or other similar rights;

(vi) Contracts granting any Person a Lien on all or any part of the Assets;

(vii) Contracts granting to any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any of the Assets or equity of any of the Companies;

(viii) Contracts with any employee, officer, manager, director, consultant, agent, distributor, reseller or representative that are not terminable without penalty or other costs on thirty (30) days’ or less notice, including without limitation employment, change in control, severance or similar agreements;

(ix) Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment, other than licenses of commercially available software to the Companies or Contracts with vendors, value added resellers or suppliers entered into in the ordinary course of business;

(x) joint venture or partnership Contracts or Contracts entitling any Person to any profits, revenues or cash flows or requiring payments or other distributions based on such profits, revenues or cash flows, other than Contracts with vendors, value added resellers or suppliers entered into in the ordinary course of business;

(xi) Contracts with any Top Merchants, Top Integration Partners, Top Resellers, Top Vendors or Sponsor Partners;

(xii) Contracts with any Governmental Entity or any Payment Network;

(xiii) Contracts providing for current compensation, bonuses, options, pensions, deferred compensation, profit sharing, equity, fringe benefits or similar arrangements with any current or former employees, officers, directors, consultants, agents or representatives of the Companies, any ERISA Affiliate and/or the Business containing continuing obligations of the Companies or ERISA Affiliate or with respect to which the Companies or ERISA Affiliate has any liability (contingent or otherwise); and

(xiv) Contracts (other than those described in subsections (i) through (xiii) of this Section 3.11(a)) (i) involving an annual commitment or annual payment to or from the Companies of more than $25,000 individually or (ii) that is outside the ordinary course of business.

(b) Schedule 3.11(b) sets forth all Company Contracts (i) that contain a restriction on a change of control of the Companies or (ii) pursuant to which a breach, default, violation, conflict or termination right would result upon the consummation of the transactions contemplated by this Agreement, absent the notice to or consent of the other party to such Company Contract.

(c) True, correct and complete copies of all Company Contracts have been made available to the Purchaser. The Company Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Companies and, to the Knowledge of the Companies, each other party to such Company Contracts subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. There are no existing material defaults or breaches of the Companies under any Company Contract (or events or conditions which, with notice or lapse of time or both would constitute a default or breach) and, to the Knowledge of the Companies, there are no such material defaults (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any Company Contract. Except as otherwise disclosed in Schedule 3.11(c), the Companies are not participating in any discussions or negotiations regarding material modification of or amendment to any Company Contract or entry into any new material Contract.

(d) Schedule 3.11(d) sets forth a true, correct and complete list as of August 31, 2019, of all merchants or other customers for whom, as of the date hereof, the Companies, directly or indirectly, provide payment processing services or products (the “Company Merchants”). The Companies (and/or the applicable Sponsor Partner) and each Company Merchant are parties to a written agreement pursuant to which such services or products are provided by the Companies. Except as otherwise specifically noted on Schedule 3.11(d), (i) each such written agreement is substantially in the form of one of the standard agreements previously provided to the Purchaser without any material modification thereto and (ii) the Companies maintain a copy of each such written agreement in the Companies’ books and records.

3.12 Tax Returns; Taxes. Except as otherwise disclosed in Schedule 3.12: (a) all Tax Returns relating or with respect to the Owners, the Companies, the Assets and the Business have been timely filed through the date hereof in accordance with any applicable law and are true, correct and complete in all material respects; (b) all Taxes relating to or with respect to the Owners, the Companies, the Assets and the Business that were due and payable through the date hereof (whether or not shown on any Tax Return) have been timely paid in full; (c) to the Knowledge of the Companies, no claims have been asserted and no proposals or deficiencies for any Taxes relating or with respect to the Companies, the Assets and the Business are being asserted, proposed or threatened, and no audit or investigation of any Tax Return relating or with respect to the Companies, the Assets and the Business is currently underway, pending or, to the Knowledge of the Companies, threatened; (d) no claim has ever been made by any Governmental Entity in a jurisdiction where the Companies do not file Tax Returns that the Companies are or may be subject to taxation in that jurisdiction; (e) each Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed; (f) there are no outstanding waivers or agreements by the Companies or any Owner for the extension of time for the assessment of any Taxes, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Companies or any other matter pending between any Owner or the Companies and any taxing authority; (g) there are no Liens for Taxes upon any of the Companies, the Assets or the Business other than Liens for Taxes which are not yet due and payable, nor are there any such Liens which are pending or to the Knowledge of the Companies, threatened; (h) the Companies are not party to any Tax allocation or sharing agreement; (i) the Companies have not been a member of an affiliated group filing a consolidated federal income tax return; and (j) the Companies do not have any liability for the Taxes of any Person (other than for itself) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

3.13 Employees. Schedule 3.13 contains a true and complete list of all of the employees, including co-employees, (whether full-time, part-time or otherwise) and independent contractors of each of the Companies as of the date hereof, specifying their annual salary, hourly wages, position, length of service and the allocation of amounts paid and other benefits provided to each of them, respectively, consulting or other independent contractor fees, together with an appropriate notation next to the name of any officer or other employee on such list who is subject to any written employment agreement or any other written term sheet or other document describing the terms and/or conditions of employment of such employee or of the rendering of services by such independent contractor. Except as specifically noted on Schedule 3.13, the Companies are not party to or bound by any contracts, consulting agreements or termination or severance agreements in respect of any officer, employee or former employee, consultant or independent contractor of the Companies. No employee, consultant or independent contractor of the Companies is entitled to any severance or other termination payment, whether pursuant to any contract, policy or otherwise, in the event of the termination of such Person’s employment or engagement with the Companies. The Companies have provided to the Purchaser true, correct and complete copies of each such employment agreement, term sheet or other document. Neither the Companies nor, to the Knowledge of the Companies, any representative of the Companies has made any verbal commitments to any such officers, employees or former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise. Except as indicated on Schedule 3.13, all employees of each of the Companies are active on the date hereof, not on any sort of leave of absence and to the Knowledge of the Companies, none has expressed any intention to terminate employment with the Companies.

3.14 Benefit Plans.

(a) Schedule 3.14(a) contains a true and complete list of each Company Benefit Plan currently sponsored, maintained or contributed to by the Companies or any ERISA Affiliate or with respect to which the Companies or any ERISA Affiliate has or may have any liability (contingent or otherwise and whether directly or as the result of any indemnity, guaranty or contract ). Any special tax status enjoyed by any such plan is noted on such schedule.

(b) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and in compliance with ERISA, the Code and all other applicable laws, regulations, orders or other legislative, administrative or judicial promulgations. Neither of the Companies nor any current or former ERISA Affiliate has ever maintained or made any contributions to (or had any obligation to make contributions to) or has or ever had any liability, contingent or otherwise, whether directly or as the result of any indemnity, guaranty or contract, with respect to (i) any plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), (iii) any multiemployer plan (as defined in Section 3(37) of ERISA) or (iv) any plan that provides for life insurance, health care or other welfare benefits after termination or service of any current or former employee, director, manager, officer, consultant, independent contractor, contingent worker, leased employee or other service provider of the Companies, any ERISA Affiliate and/or the Business (or their spouses, beneficiaries or dependents) other than as required by applicable law and at the sole expense of the participant. Each Company Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a current favorable determination letter (or is entitled to rely on the prototype plan sponsor’s opinion letter) from the Internal Revenue Service on the current form of the plan recognizing its tax-qualified status and the tax-exempt status of its related trust, and, to the Knowledge of the Companies, nothing has occurred, whether by action or failure to act, that could adversely affect such Company Benefit Plan’s tax-qualified status or trust’s tax-exempt status. There is no pending or, to the Knowledge of the Companies, threatened actions, lawsuits, claims or similar proceedings relating to any Company Benefit Plan (other than routine claims for benefits payable in the ordinary course consistent with the terms of the Company Benefit Plan), and no Company Benefit Plan has been the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

3.15 Insurance Policies. Schedule 3.15 contains a complete and correct list of all insurance policies carried by or for the benefit of the Companies, specifying the insurer, amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage will continue by virtue of premiums already paid. Each Company maintains insurance with reputable insurers for the business and the assets of such Company against all risks normally insured against, and in amounts normally carried, by companies of similar size engaged in similar lines of business. All insurance policies and bonds with respect to the business and the assets of each of the Companies are in full force and effect. The Companies have not reached or exceeded its policy limits for any such insurance policies in effect at any time during the past five (5) years.

3.16 Intellectual Property.

(a) Schedule 3.16(a) sets forth a true, correct and complete list of all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any Governmental Entity and owned by, filed in the name of, or licensed to the Companies (collectively, the “Company Registered Intellectual Property”).

(b) Schedule 3.16(b) sets forth a true, correct and complete list of all Software owned by the Companies (collectively, the “Company Proprietary Software”).

(c) Schedule 3.16(c) sets forth a true, correct and complete list of all Software (other than Company Proprietary Software) used or held for use by the Companies (collectively, the “Company Licensed Software”).

(d) Except as set forth on Schedule 3.16(d), all of the Company Intellectual Property (other than the Company Licensed Software) is owned exclusively by the Companies. The Companies have the full right to use the Company Intellectual Property for the life thereof for any purpose in connection with the Business, free from any (i) Liens (subject to the terms and conditions of all licenses and related restrictions disclosed to the Purchaser for the Company Licensed Software) and (ii) requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever.

(e) The Company Intellectual Property included in the Assets is all of the material Intellectual Property necessary to operate the Business as presently conducted. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Purchaser’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.

(f) To the Knowledge of the Companies, the conduct of the Companies does not infringe or otherwise conflict with any rights of any Person in respect of Intellectual Property, including with respect to user interface or “look/feel” of the Companies’ products. To the Knowledge of the Companies, none of the Company Intellectual Property is being infringed or otherwise used or available for use by any Person without a license or permission from the Companies.

(g) No claim or demand of any Person has been made or, to the Knowledge of the Companies, threatened, nor is there any litigation that is pending or, to the Knowledge of the Companies, threatened, that (i) challenges the rights of the Companies in respect of the Company Intellectual Property, or (ii) asserts that the Companies are infringing or otherwise in conflict with, or is required to pay any royalty, license fee, charge or other amount in regard to, any Intellectual Property.

(h) The items of Company Registered Intellectual Property that have been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, remain in full force and effect.

(i) All Company Intellectual Property which the Companies purport to own, including the Company Proprietary Software, was developed by (i) an employee of the Companies working within the scope of his or her employment at the time of such development, or (ii) agents, consultants, contractors or other Persons, and in each case all such employees, agents, consultants, contractors or other Persons have executed appropriate instruments of assignment in favor of such Company as assignee that have conveyed to such Company ownership of all intellectual property rights in the Company Intellectual Property.

(j) To the Knowledge of the Companies, no third party possesses any copy of any source code for any Company Proprietary Software. Except as contemplated by the sale of the Assets to the Purchaser pursuant to this Agreement, the Companies do not have any contractual obligation to provide any source code for any Company Proprietary Software to any other Person.

(k) All of the Company Proprietary Software: (i) operates substantially in accordance with its specifications and (ii) is free of any computer instructions, devices or techniques that are designed to infect, disrupt, damage, disable or alter such Software or its processing environment, including other programs, equipment and data.

(l) Except as set forth in Schedule 3.16(l), none of the Company Proprietary Software is, in whole or in part, subject to the provision of any open source or other similar type of license agreement or distribution model that (i) requires the distribution or making available of the source code for Company Proprietary Software to the general public, (ii) prohibits or limits the Companies from charging a fee or receiving consideration in connection with sublicensing or distributing any Company Proprietary Software, (iii) except as specifically permitted by law, grants any right to any third party or otherwise allows any such third party to decompile, disassemble or otherwise reverse-engineer any Company Proprietary Software, or (iv) requires the licensing of any Company Proprietary Software to the general public for the purpose of permitting others to make derivative works of Company Proprietary Software (any such open source or other type of license agreement or distribution model described in clause (i), (ii), (iii) or (iv) above, a “Limited License”). By way of clarification, but not limitation, the term “Limited License” includes (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), and (F) the Sun Industry Standards License (SISL). None of the Company Proprietary Software incorporates, or is distributed with, any software that is subject to a Limited License, nor does any Company Proprietary Software constitute a derivative work of, dynamically link with or otherwise interact with any such software.

(m) The Companies have taken reasonable steps to protect the rights of the Companies in the trade secrets, the confidential information and any trade secret or confidential information of third parties used by the Companies.

3.17 Transactions with Affiliates. Except as set forth in Schedule 3.17, no Owner nor any person with whom any Owner has any direct or indirect relation by blood, marriage or adoption or any entity in which any such Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by all such Persons in the aggregate) or any Affiliate of any of the foregoing or any current or former Affiliate of the Companies has any interest in: (a) any contract, arrangement or understanding with, or relating to, the Companies, the Business, the Assets or the Assumed Liabilities; (b) any loan, arrangement, understanding, agreement or contract for or relating to the Companies, the Business or the Assets; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Companies.

3.18 Merchant and Partner Relations. Schedule 3.18 contains a complete and accurate list of (a) the twenty-five (25) largest merchants or other customers (by revenue as set forth in the residual tables or other applicable reports provided by the Companies to the Purchaser) of the Companies for the trailing 12-month period ended August 31, 2019 (the “Top Merchants”), (b) any financial institution, third party processor or other Person through which the Companies are directly or indirectly sponsored with respect to a Payment Network (the “Sponsor Partners”), (c) the fifteen (15) largest software integration partners (by volume of payments made) that are integrated with the products and services of the Companies for the trailing 12-month period ended August 31, 2019 (the “Top Integration Partners”), (d) the fifteen (15) largest value added resellers (by volume of payments made) of the Companies for the trailing 12-month period ended August 31, 2019 (the “Top Resellers”), and (e) the fifteen (15) largest vendors or suppliers (by volume of payments made) of the Companies (other than Sponsor Partners and software integration partners) for the trailing 12-month period ended August 31, 2019 (the “Top Vendors”). The Companies maintain good relations with each of the Top Merchants, Top Integration Partners, Top Resellers, Top Vendors and the Sponsor Partners, and, to the Knowledge of the Companies, no event has occurred that would materially and adversely affect the Companies’ relations with any such Top Merchant, Top Integration Partner, Top Reseller, Top Vendor or Sponsor Partner. Except as expressly noted on Schedule 3.18, no Top Merchant during the last twelve months has canceled, terminated or made any threat to cancel or otherwise terminate its contract or to decrease its usage of the Companies’ services or products. The Companies have not received any notice and have no Knowledge to the effect that any Top Merchant, Top Integration Partner, Top Reseller, Top Vendor or Sponsor Partner may terminate or materially alter its business relations with the Companies, either as a result of the transactions contemplated by this Agreement or otherwise.

3.19 Licenses and Permits. Schedule 3.19 is a true and complete list of all notifications, licenses, permits (including, without limitation, environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations, and applications therefor (collectively, the “Licenses”) held by the Companies and issued by, or submitted by the Companies to, any Governmental Entity or Payment Network. The Companies own or possess all of the material Licenses which are necessary to enable it to carry on the Business as presently conducted. All Licenses are valid, binding, and in full force and effect. Except as expressly noted on Schedule 3.19, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect any License. The Companies have taken all necessary action to maintain each License, except where the failure to so act is not likely to have an adverse effect on the Companies. No loss or expiration of any License is threatened, pending, or reasonably foreseeable (other than expiration upon the end of any term, which expiration date is set forth on Schedule 3.19).

3.20 Ethical Practices. Neither the Companies nor, to the Knowledge of the Companies, any representative thereof has offered, given or promised, and the Companies have no Knowledge of any Person that has offered, given or promised on its behalf, anything of value to any Person (including any official of a Governmental Entity or Payment Network, any political party or official thereof, or any candidate for political office), where such offer, gift or promise would constitute a bribe, kickback or illegal or improper payment.

3.21 Sensitive Data. Except as disclosed on Schedule 3.21, the Companies have used commercially reasonable steps to provide that Sensitive Data collected or received by the Companies in connection with providing services or products (a) was collected, used, disclosed and safeguarded in accordance in all material respects with all applicable laws (including state and federal consumer financial protection laws) or agreements, or both, and (b) when collected, used, disclosed or safeguarded by the Companies, in any manner in which the Sensitive Data was collected, used, disclosed or safeguarded prior to the date hereof, (i) does not infringe the patent, copyright, trademark, trade secret, or other intellectual property rights of any Person, (ii) does not violate the privacy rights of any Person, and (iii) does not violate any applicable law (including state and federal consumer financial protection laws) or agreement. The Companies have taken all commercially reasonable steps to maintain the confidentiality and proprietary nature of the Sensitive Data, including, without limitation, implementing and maintaining an information security program that includes reasonable administrative, technical and physical safeguards designed to: (1) insure the security and confidentiality of such Sensitive Data, (ii) protect against any anticipated threats or hazards to the security or integrity of such Sensitive Data; and (iii) protect against unauthorized access to or use of such Sensitive Data that could reasonably be expected to result in a substantial harm or inconvenience to any merchant or other customer of the Companies. Since January 1, 2017, there have been (1) no losses or thefts or security breaches suffered by the Companies in respect of Sensitive Data or other data used by the Companies; (2) no violations of any posted or internal policies related to privacy, Sensitive Data or system security of the Companies; (3) no unauthorized access or unauthorized use of any Sensitive Data or other data used by the Companies; and (4) no unintended or improper disclosure of any Sensitive Data in the possession, custody or control of the Companies or a contractor or agent acting on behalf of the Companies.

3.22 Brokers, Finders and Investment Bankers. Other than Capstone Headwaters LLC (whose fees and expenses are the sole responsibility of the Companies and the Owners), neither the Companies, nor any Owner, nor any officers, directors or employees of the Companies nor any Affiliate of the Companies, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

3.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III (as modified by the Schedules hereto) or in any Company Ancillary Document, neither the Companies, the Owners nor any other Person makes any other express or implied representation or warranty with respect to the Companies, the Business, the Assets, the Assumed Liabilities or the transactions contemplated by this Agreement or the Company Ancillary Agreements, and the Owners disclaim any other representations or warranties, whether made by the Companies, the Owners, any Affiliate of the Companies or the Owners or any of their respective officers, directors, employees, agents or representatives.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF the PURCHASER

The Purchaser hereby represents and warrants to each of the Companies and the Owners as follows:

4.1 Organization. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.2 Authorization. The Purchaser has full power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the “Purchaser Ancillary Documents”), to perform its obligations under this Agreement and the Purchaser Ancillary Documents and to consummate the transactions contemplated by this Agreement and the Purchaser Ancillary Documents. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by the Purchaser, the performance by the Purchaser of its obligations under this Agreement and the Purchaser Ancillary Documents, and the consummation of the transactions provided for in this Agreement and the Purchaser Ancillary Documents have been duly and validly authorized by all necessary company action on the part of the Purchaser. This Agreement and each of the Purchaser Ancillary Documents have been duly executed and delivered by the Purchaser and constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

4.3 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Purchaser Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the charter documents of the Purchaser, (b) any contract to which the Purchaser is a party, (c) any judgment, decree or order of any Governmental Entity to which the Purchaser is a party or by which the Purchaser or any of its properties is bound or (d) any statute, law, rule or regulation applicable to the Purchaser.

ARTICLE 5
CERTAIN COVENANTS AND AGREEMENTS

5.1 Non-Assigned Contracts. Notwithstanding anything contained in this Agreement:

(a) To the extent that assignment by the Companies to the Purchaser of any Assumed Contract is not permitted or is not permitted without the consent of a third party, this Agreement and the Company Ancillary Documents shall not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach of or cause a loss of benefits thereunder. The Parties shall use commercially reasonable efforts (other than the payment of money or the deposit of funds) to obtain any and all such third party consents.

(b) If and to the extent that any required third party consent is unable to be obtained as contemplated by Section 5.1(a), such Company shall continue to be bound by any such Assumed Contract (each, a “Non-Assigned Contract”). In such event, to the extent the Purchaser deems reasonably necessary, (i) such Company shall make the benefit of such Non-Assigned Contract available to the Purchaser, and (ii) the assignment provisions of this Agreement shall operate to the extent permitted by law and the applicable Non-Assigned Contract to create a subcontract, sublease or sublicense with the Purchaser to perform each relevant Non-Assigned Contract at a price equal to the monies, rights and other consideration receivable or payable by such Company with respect to the performance by or enjoyment of the Purchaser under such subcontract, sublease or sublicense. To the extent such benefit is made available and/or such subcontract, sublease or sublicense is created, (1) the Purchaser shall pay, perform and discharge fully all obligations of such Company under any such Non-Assigned Contract from and after the Closing Date, (2) such Company shall, without further consideration therefor, pay and remit to the Purchaser promptly any monies, rights and other consideration received in respect of such Non-Assigned Contract performance, and (3) such Company shall exercise or exploit its rights and options under all such Non-Assigned Contracts only as directed by the Purchaser and at the Purchaser’s expense.

(c) If and when any third party consent contemplated by Section 5.1(a) and Section 5.1(b) shall be obtained or any such Non-Assigned Contract shall otherwise be assignable, such Company shall promptly assign all of its rights and obligations thereunder or in connection therewith to the Purchaser without payment of further consideration therefor.

(d) With respect to each employment agreement, written term sheet or other document describing the terms and/or conditions of employment by any of the Companies of any Transferred Employee, the Companies hereby agree to (i) upon the written request of the Purchaser, promptly terminate such employment agreement, written term sheet or other document, and (ii) not exercise any of their rights under such employment agreement, written term sheet or other document unless requested in writing by the Purchaser.

5.2 Public Announcements. Upon execution of this Agreement, and except as otherwise required by applicable securities laws or applicable requirements of stock exchanges or similar governing bodies, without the prior written approval of the Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed), no Party shall (a) make any public announcements or statements regarding this Agreement or the transactions contemplated by this Agreement or (b) make public or disclose the terms of this Agreement or any information provided by any other Party hereunder, except, in the case of clause (b), (i) to those Persons who are assisting the Parties in assessing or effecting the transactions contemplated by this Agreement such as their accountants, bankers and legal advisors, and (ii) as required by oral questions, interrogatories or requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process or governmental investigation.

5.3 Employees.

(a) Effective as of the Closing, the Purchaser or an Affiliate thereof shall offer employment to the active employees of the Companies listed on Schedule 5.3(a). Such active employees of the Companies who accept such offers are, as of the time they first perform services for the Purchaser or such Affiliate, referred to herein as the “Transferred Employees.” All such offers shall be on an “at will” basis and such other terms and conditions as the Purchaser or its Affiliate in its discretion shall offer, and such offers will be subject to the employee (i) successfully passing any reasonable pre-employment screenings that Purchaser or its Affiliate may require, including without limitation reference checks, background checks, criminal history, credit checks and other such screens, (ii) providing necessary proof of citizenship or legal authorization to work in the United States as required by the Immigration Reform and Control Act of 1986, as amended, and (iii) executing any normal business protection agreements Purchaser or its Affiliate may require covering employee’s obligations including confidentiality, work for hire, non-solicitation and non-competition and other similar protections. During the period between the Closing Date and the one-year anniversary thereof (or, if shorter, the period of employment of the relevant Transferred Employee), the Purchaser or an Affiliate will provide each Transferred Employee with (i) substantially the same base rate of pay (salary or wages) and annual cash bonus opportunity as in effect as of the Closing Date (for avoidance of doubt excluding any other incentives, equity or equity-based compensation and employee benefits) and (ii) employee benefits (other than any equity or equity-based compensation) that are substantially comparable in the aggregate to those employee benefits (other than any equity or equity-based compensation) provided to similarly-situated employees of the Purchaser or Affiliate that employs the Transferred Employee. Additionally, the Purchaser shall, or shall cause an Affiliate thereof to, cause each employee benefit plan (other than any equity or equity-based compensation plans) maintained, sponsored, adopted or contributed to by the Purchaser or its Affiliate, in which the Transferred Employees are eligible to participate during the calendar year in which the Closing Date occurs, to take into account for purposes of eligibility, vesting and, solely with respect to any severance, vacation or other paid time off plan or policy, determining the level of benefits, the service of such Transferred Employee with the Companies to the same extent as such service was credited for such Transferred Employee under the corresponding Company Benefit Plan for the same purpose; provided that no such service shall be credited that would result in the duplication of any benefits or compensation. Nothing contained in this Agreement shall confer upon any Transferred Employee any right to continued employment with the Purchaser or any Affiliate thereof, nor shall anything herein interfere with the right of the Purchaser or any Affiliate thereof to terminate the employment of any of the Transferred Employees at any time on or after the Closing Date

(b) No provision of this Section 5.3 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Companies or of any Affiliates of the Companies in respect of continued employment (or resumed employment) with the Companies, the Purchaser or any of their respective Affiliates, and no provision of this Section 5.3 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan of the Companies, the Purchaser or any of their respective Affiliates. No provision of this Section 5.3 shall be construed to amend, establish or terminate, or prohibit the amendment or termination of, employee benefit plan of the Companies, the Purchaser or any of their respective Affiliates.

(c) The Companies and the Purchaser shall coordinate with each other as to the form and content of any communication from the Purchaser or any of its Affiliates to the Companies’ active employees, including communications about employment offers, and from the Companies to the employees about such employment offers. The Purchaser and its Affiliates shall not disseminate any such communication without the prior approval of the Companies, and the Companies shall not disseminate any such communication about employment offers without the prior approval of the Purchaser, which approval in each case shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent any Party from making any and all public disclosures legally required to comply with any applicable laws or requests of any Governmental Entity; provided, that, each Party shall provide the other Party with advance notice as to the form and content of any such disclosures.

(d) To the extent such information is available, the Companies shall provide the Purchaser or any Affiliate thereof all information relating to any Transferred Employee as the Purchaser of such Affiliate may reasonably require and request in connection with its employment of such person, including, without limitation, initial employment date, termination dates, re-employment dates, performance appraisals, compensation and tax withholding history.

(e) Nothing in this Agreement shall require the Purchaser or any Affiliate to assume any Company Benefit Plan or ERISA Affiliate Plan nor shall Purchaser or any of its Affiliates have any liability for any Company Benefit Plan or ERISA Affiliate Plan. The Companies and/or any ERISA Affiliate shall retain and be responsible for all liabilities and obligations relating to any Company Benefit Plan or any ERISA Affiliate Plan as applicable, including without limitation, the provision of continuing health care under applicable law after the termination of employment or service of any current or former employee, director, manager, officer, consultant, independent contractor, contingent worker, leased employee or other service provider of the Companies, any ERISA Affiliate and/or the Business (or their spouses, beneficiaries or dependents).

(f) The Companies shall process a special payroll on the Closing Date pursuant to which the Companies shall pay to each Transferred Employee an amount equal to his or her (i) accrued but unpaid salary as of the Closing, (ii) accrued but unpaid bonus as of the Closing, (iii) accrued and unused vacation and other paid time off (which aggregate payments made by the Companies pursuant to this clause (iii) shall equal $170,813.32), and (iv) the full deductible under the Companies’ medical insurance plan (which aggregate payments made by the Companies pursuant to this clause (iv) shall equal $82,500). The Companies shall promptly provide the Purchaser evidence of the processing of the special payroll required by this Section 5.3(f). The Purchaser shall reimburse the Companies (x) an amount equal to $39,053.33 with respect to the payments made pursuant to the foregoing clause (iii), and (y) an amount equal to $41,250 with respect to the payments made pursuant to the foregoing clause (iv).

5.4 Transfer Taxes; Expenses. Any transfer, registration, stamp, documentary, sales, use and similar Taxes, and any penalties, interest and additions thereto, incurred in connection with this Agreement or the transfer of the Business and the Assets shall be paid one-half by the Companies and one-half by the Purchaser. The Parties shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

5.5 Insurance. If requested by the Purchaser, the Companies and the Owners shall in good faith cooperate with the Purchaser to take all actions reasonably requested by the Purchaser that are necessary or desirable to permit the Purchaser to have available to it following the Closing Date the benefits (whether direct or indirect) of the insurance policies maintained by or on behalf of the Companies that are currently in force. All costs relating to the actions described in this Section 5.5 shall be borne by the Purchaser.

5.6 Accounts Receivable and Other Items. After the Closing, each Party will promptly deliver to the proper Party any mail or other communications, monies, checks or other instruments of payment received by such Party that belong to such proper Party or to which such proper Party is otherwise entitled.

5.7 Name Change. Within ten (10) Business Days following the request of the Purchaser, each of the Companies shall change its company name to remove any reference to the names “APS,” “American Payment Services” and “North American Payment Solutions” (or any derivation thereof) or any other trade name used in the Business. As promptly as practicable after the Closing Date, each of the Companies shall file in all jurisdictions in which it is qualified to do business any documents necessary to reflect such change of name or to terminate its qualification therein. In connection with enabling the Purchaser, at or as soon as practicable after the Closing Date, to use the current name of each of the Companies, the Companies shall, at or prior to the Closing Date, execute and deliver to the Purchaser all consents related to such change of name as may be requested by the Purchaser, and will otherwise cooperate with the Purchaser.

ARTICLE 6
CLOSING; CLOSING DELIVERIES

6.1 Closing. The consummation of the transactions contemplated by this Agreement is referred to in this Agreement as the “Closing.” The Parties agree that the effective time and date of the Closing shall be 5:00 p.m., Eastern time, on the date hereof (the “Closing Date”). The Closing will occur through an electronic exchange of signature pages by e-mail or other means of electronic transmission or as the Parties may otherwise agree.

6.2 Closing Deliveries of the Companies and the Owners. At the Closing, the Companies and the Owners shall deliver or cause to be delivered to the Purchaser the following:

(a) executed bills of sale, instruments of assignment and other conveyance documents, dated as of the Closing Date, transferring to the Purchaser all of the Companies’ right, title and interest in and to the Assets, together with possession of the Assets;

(b) the written third party consents as described on Schedule 6.2(b);

(c) the Escrow Agreement, executed by the Companies and the Owners;

(d) a non-competition, non-solicitation and non-disclosure agreement executed by each of the Owners, in substantially the form attached hereto as Exhibit C;

(e) satisfactory evidence that any and all Liens affecting the Assets have been released;

(f) executed offer letters and business protection agreements from the Transferred Employees, in form and substance satisfactory to the Purchaser;

(g) an employment agreement, executed by Phillip Heath, in form and substance satisfactory to such individual and the Purchaser (the “Heath Employment Agreement”);

(h) an employment agreement, executed by David Ford, in form and substance satisfactory to such individual and the Purchaser (the “Ford Employment Agreement”);

(i) certificates of non-foreign status that comply with Treasury Regulation Section 1.1445-2(b)(2);

(j) a certificate from the Secretary of State of the State of Idaho attesting to the good standing of APS in such jurisdiction as of a date on or near the Closing Date;

(k) a certificate from the Secretary of State of the State of Nevada attesting to the good standing of NAPS in such jurisdiction as of a date on or near the Closing Date;

(l) a certificate from the Registrar of Companies of the Province of British Columbia attesting to the good standing of NAPSI in such jurisdiction as of a date on or near the Closing Date;

(m) a certificate by the Secretary or any Assistant Secretary of each Company, dated the Closing Date, as to (i) the completeness of the charter documents of such Company and (ii) the effectiveness of the resolutions of the directors, shareholders, managers and/or members of such Company authorizing the execution, delivery and performance hereof by such Company passed in connection herewith and the transactions contemplated hereby; and

(n) all other documents required to be entered into by the Companies and the Owners pursuant to this Agreement or reasonably requested by the Purchaser to convey the Assets to the Purchaser or to otherwise consummate the transactions contemplated by this Agreement.

6.3 Closing Deliveries of the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Companies the following:

(a) the Closing Purchase Price (as and to the extent provided in Section 2.2(a));

(b) an executed assumption agreement, dated as of the Closing Date, evidencing assumption of the Assumed Liabilities;

(c) the Escrow Agreement, executed by the Purchaser and the Escrow Agent;

(d) a certificate from the Secretary of State of the State of Delaware attesting to the good standing of the Purchaser in such jurisdiction as of a date on or near the Closing Date;

(e) a final version of the R&W Insurance Policy; and

(f) all other documents required to be entered into by the Purchaser pursuant to this Agreement or reasonably requested by the Companies to otherwise consummate the transactions contemplated by this Agreement.

ARTICLE 7
INDEMNIFICATION

7.1 Indemnification Obligations of the Companies and the Owners. The Companies and the Owners will jointly and severally indemnify, defend and hold harmless the Purchaser and its Affiliates, each of their respective officers, directors, managers, members, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to:

(a) the Excluded Liabilities;

(b) any breach or inaccuracy of any representation or warranty made by the Companies or any Owner in this Agreement; or

(c) any breach of any covenant, agreement or undertaking made by the Companies or any Owner in this Agreement.

The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Purchaser Indemnified Parties described in this Section 7.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as the “Purchaser Losses.”

7.2 Indemnification Obligations of the Purchaser. The Purchaser will indemnify and hold harmless the Companies, the Owners and each of their respective officers, directors, managers, members, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnified Parties”) from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to:

(a) the Purchaser’s failure to perform, discharge or satisfy the Assumed Liabilities;

(b) any breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement; or

(c) any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement.

The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Company Indemnified Parties described in this Section 7.2 as to which the Company Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as the “Company Losses.”

7.3 Indemnification Procedure.

(a) Promptly after receipt by a Purchaser Indemnified Party or a Company Indemnified Party (hereinafter collectively referred to as an “Indemnified Party”) of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Losses or the Company Losses (as the case may be), such Indemnified Party will notify the Purchaser or the Companies and the Owners, as the case may be (the “Indemnifying Party”), promptly following the Indemnified Party’s receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within ten (10) days thereafter assuming full responsibility for any Purchaser Losses or the Company Losses (as the case may be) resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided, however, that the Indemnifying Party shall not be entitled to assume such defense if (i) such audit, investigation, action or proceeding relates to or arises in connection with any criminal allegation, (ii) such audit, investigation, action or proceeding seeks an injunction or equitable relief against an Indemnified Party, (iii) an adverse determination with respect to such audit, investigation, action or proceeding would be detrimental to or injure an Indemnified Party’s reputation or future business prospects, (iv) the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such audit, investigation, action or proceeding or (v) the Indemnified Party reasonably believes that the Purchaser Losses or the Company Losses, as the case may be, related to such audit, investigation, action or proceeding could exceed the maximum amount that such Indemnified Party could then be entitled to recover under this Article 7. In the event, however, that the Indemnifying Party declines or fails, or is not entitled, to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such ten (10)-day period, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one (1) counsel for all Indemnified Parties in any jurisdiction in any single complaint, audit, investigation, action or proceeding. In any audit, investigation, action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 7.3(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (iii) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c) In the event an Indemnified Party claims a right to payment pursuant to this Agreement, such Indemnified Party will send written notice of such claim to the appropriate Indemnifying Party. Such notice will specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

7.4 Survival. The representations and warranties of the Parties contained herein shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than, eighteen (18) months following the Closing Date; provided, however, that the representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Authorization), the second sentence of Section 3.5(c) (Title to Assets), Section 3.12 (Tax Returns; Taxes), Section 3.14 (Benefit Plans), Section 3.22 (Brokers, Finders and Investment Bankers), Section 4.1 (Organization) and Section 4.2 (Authorization) (collectively, the “Surviving Representations”) shall survive without limitation as to time (or until the expiration of any applicable statute of limitations with respect to the underlying matter plus sixty (60) days), and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely (or until the expiration of any applicable statute of limitations with respect to the underlying matter plus sixty (60) days). The covenants and agreements of the Parties hereunder shall survive without limitation as to time (except as limited by applicable statutes of limitation), and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely (except as limited by applicable statutes of limitation). Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

7.5 Liability Limits. Notwithstanding anything to the contrary set forth herein:

(a) The liability of the Companies and the Owners for Purchaser Losses with respect to any claims made pursuant to Section 7.1(b) shall be limited to 50% of such Purchaser Losses; provided, however, that the liability of the Companies and the Owners for Purchaser Losses arising out of fraud or the Surviving Representations shall not be subject to such limitation.

(b) The total aggregate amount of the liability of the Companies and the Owners for Purchaser Losses with respect to any claims made pursuant to Section 7.1(b) shall be limited to ONE HUNDRED AND FIFTY THOUSAND DOLLARS ($150,000)(the “Cap Amount”); provided, however, that the liability of the Companies and the Owners for Purchaser Losses arising out of fraud or the Surviving Representations shall not be subject to the Cap Amount. Any funds remaining in the Indemnification Escrow Fund on the date that is eighteen (18) months after the Closing Date shall be released to the Companies; provided, however, that the Escrow Agent shall continue to hold any funds that are the subject of asserted but unresolved claims pursuant to the terms of the Escrow Agreement.

(c) The Purchaser shall obtain, at its sole expense, an insurance policy in respect of breaches or inaccuracies of the representations and warranties made in Article 3 hereof (such insurance policy, the “R&W Insurance Policy”). The Parties intend for the R&W Insurance Policy to be the sole and exclusive remedy in respect of Purchaser Losses for indemnification under Section 7.1(b) other than the Indemnification Escrow Fund and that none of the Companies or the Owners shall have aggregate liability in respect of Purchaser Losses under Section 7.1(b) in excess of the Cap Amount, in each case, except in the case of Purchaser Losses arising out of fraud or the Surviving Representations. The Purchaser shall use commercially reasonable efforts to ensure that the R&W Insurance Policy expressly provides that insurer thereunder shall have no subrogation rights to pursue any claim against the Companies or the Owners other than with respect to fraud.

(d) For purposes of this Article 7, any inaccuracy or breach of any representation or warranty (other than Section 3.6 and clause (a) of Section 3.8) shall be determined without regard to materiality, “material adverse effect” or other similar qualification contained in or otherwise applicable to such representation or warranty.

7.6 Investigations. The respective representations and warranties of the Parties contained in this Agreement or in any certificate or other document delivered by any Party on or prior to the Closing Date and the rights to indemnification set forth in Article 7 will not be deemed waived or otherwise affected by any investigation made by a Party to this Agreement.

7.7 Tax Treatment of Indemnification. For all Tax purposes, the Parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Purchase Price.

7.8 Exclusive Remedy. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 7. Nothing in this Section 7.8 shall limit (a) any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled, (b) any Person’s right to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct, (c) any Person’s right to enforce such Person’s rights under any Owner Ancillary Document, Company Ancillary Document or Purchaser Ancillary Document, or (d) the Purchaser’s right to recover any Purchaser Losses under the R&W Insurance Policy.

ARTICLE 8
MISCELLANEOUS PROVISIONS

8.1 Notices. All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the Party making the same, will specify the Section under this Agreement pursuant to which it is given or being made, and will be delivered personally or by e-mail transmission or sent by registered or certified mail (return receipt requested) or by overnight courier delivery service (with evidence of delivery and postage and other fees prepaid) as follows:

To the Purchaser:	3 West Paces Ferry Road
Suite 200
Atlanta, Georgia 30305
Attn: Tyler B. Dempsey, General Counsel
E-mail: tdempsey@repay.com

with a copy to:	Troutman Sanders LLP
600 Peachtree Street, Suite 3000
Atlanta, Georgia 30308
Attn: Brendan J. Thomas
E-Mail: brendan.thomas@troutman.com

To the Companies or
any Owner:	APS Payments
5646 E. Main St. #5
Mesa, Arizona 85205
Attn: David Ford
E-mail: david@apsmerchants.com

with a copy to:	Burns & Levinson LLP
125 High Street
Boston, Massachusetts 02110
Attn: Josef B. Volman, Esq.
E-mail: jvolman@burnslev.com

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery will be deemed given or made (a) on the date of delivery if delivered in person, (b) on the first (1st) Business Day after delivery to an appropriate customer service representative if sent by overnight courier, (c) upon transmission by e-mail of a PDF document if receipt is confirmed by telephone or (d) on the fifth (5th) Business Day after it is mailed by registered or certified mail.

8.2 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (v) to “the Companies” means “the Companies or any of them;” (x) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

8.3 Assignment; Successors in Interest. No assignment or transfer by any Party of such Party’s rights and obligations under this Agreement will be made except with the prior written consent of the other Parties to this Agreement; provided that the Purchaser shall, without the obligation to obtain the prior written consent of any other Party to this Agreement, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to any one (1) or more Affiliates of the Purchaser, any purchaser or transferee of all or substantially all of the assets or business of the Purchaser and/or as collateral to any Person providing financing for the transactions contemplated by this Agreement or the Business; provided, however, that the Purchaser shall remain jointly and severally liable for all obligations of such assignee or the Purchaser under this Agreement. This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.

8.4 Number; Gender. Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.

8.5 Captions. The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules or Exhibits are references to Schedules and Exhibits, respectively, to this Agreement.

8.6 Controlling Law; Amendment. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

8.7 Consent to Jurisdiction, Etc. Each of the Parties hereby irrevocably consents and agrees that, subject to Section 2.3(e) and Section 2.4(g), any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document (for purposes of this Section, a “Legal Dispute”) shall be brought only to the exclusive jurisdiction of the state or federal courts located in Wilmington, Delaware. The Parties agree that, after a Legal Dispute is before a court as specified in this Section 8.7 and during the pendency of such Legal Dispute before such court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including, without limitation, any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each of the Parties hereby waives, and agrees not to assert, as a defense in any legal dispute, that such Party is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such court or that such Party’s property is exempt or immune from execution, that the action, suit or proceeding is brought in an inconvenient forum or that the venue of the action, suit or proceeding is improper. Each Party hereto agrees that a final judgment in any action, suit or proceeding described in this Section 8.7 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws.

8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

8.9 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

8.10 Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

8.11 Waiver. Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

8.12 Integration. This Agreement (which includes the Schedules and Exhibits hereto) and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement and constitute the entire agreement between the Parties. Each of the Schedules and the Exhibits is incorporated herein by this reference and expressly made a part hereof, and all terms used in any Schedule or Exhibit shall have the meaning ascribed to such term in this Agreement.

8.13 Compliance with Bulk Sales Laws. Without limiting the respective rights and obligations of the Parties pursuant to Article 7, the Parties hereby waive compliance by the Parties with the bulk sales laws and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

8.14 Cooperation Following the Closing Date. Following the Closing Date, each of the Parties shall deliver to any other Party such further information and documents and shall execute and deliver to the others such further instruments and agreements as such other Party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to such other Party the benefits of this Agreement.

8.15 Transaction Costs. Except as otherwise expressly provided herein, (a) the Purchaser will pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the Companies and the Owners will pay the fees, costs and expenses of the Companies and the Owners incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of their financial advisors, accountants and counsel.

8.16 Certain Definitions. As used in this Agreement:

(a) the term “Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

(b) the term “Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in Atlanta, Georgia or Mesa, Arizona.

(c) the term “Company Benefit Plan” means each Employee Benefit Plan covering the current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of the Companies, any ERISA Affiliate and/or the Business or the spouses, dependents or beneficiaries of any of them that is sponsored or maintained or required to be sponsored or maintained at any time by the Companies or any ERISA Affiliate or to which the Companies or any ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time or with respect to which the Companies or any ERISA Affiliate has or may have any liability at any time (contingent or otherwise and whether directly or as the result of any indemnity, guaranty or contract).

(d) the term “Control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

(e) the term “Employee Benefit Plan” shall mean, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions or with respect to which such Person has or had any liability (contingent or otherwise and whether directly or as the result of any indemnity, guaranty or contract) providing for benefits or for the remuneration, direct or indirect, of the current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the spouses, dependents or beneficiaries of any of them (whether written or oral), including, without limitation, each deferred compensation, retirement, bonus, incentive compensation, stock purchase, stock option and other equity compensation plan or similar compensation or benefits, each “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); and each severance, change in control, termination or similar plan or agreement, health, supplemental unemployment benefit, hospitalization insurance, medical, dental, fringe benefit, legal, employment agreement, offer letter or similar program agreement or arrangement and each other employee benefit plan, fund, program, agreement or arrangement.

(f) the term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(g) the term “ERISA Affiliate Plan” shall mean each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any Person (whether incorporated or unincorporated), that together with the Companies would be deemed a “single employer” within the meaning of Section 414 of the Code (an “ERISA Affiliate”), or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time or with respect to which such ERISA Affiliate has or had any liability at any time (contingent or otherwise and whether directly or as the result of any indemnity, guaranty or contract).

(h) the term “Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know-how, technology, technical data, customer lists, trade secrets and all documentation relating to any of the foregoing throughout the world; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all Software, databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

(i) the term “Knowledge” or any other similar knowledge qualification with respect to the Companies shall mean (i) all facts known by all officers and directors of the Companies on the date hereof and (ii) all facts that such persons should have known on the date hereof with respect to the matters at hand if they had made due inquiry and exercised diligence.

(j) the term “Payment Network” means MasterCard International, Inc., VISA U.S.A., Inc., VISA International, Inc., Discover, JCB, American Express, NACHA and any other card association, payment network or similar entity.

(k) the term “PCI DSS” means the information security standard maintained by the PCI Security Standards Council and applicable to organizations that handle payment and/or personal information.

(l) the term “Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or Governmental Entity.

(m) the term “Sensitive Data” means accountholder or cardholder data, sensitive authentication data that must be protected in accordance with PCI DSS requirements, any information or data that alone or together with any other data or information relates to an identified or identifiable natural person and any other information or data considered to be personally identifiable information or data under applicable law.

(n) the term “Software” means any computer software program, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all comments, documents and any procedural code.

(o) the term “Tax” or “Taxes” means any and all taxes, charges (including customs duties or fines), fees, levies, imposts, duties or other assessments of any kind whatsoever, imposed by or payable to any federal, state, provincial, local, or foreign Governmental Entity, including any gross income, net income, alternative or add-on minimum, franchise, profits or excess profits, gross receipts, estimated, capital, goods, services, documentary, use, transfer, ad valorem, business rates, value added, sales, customs, real or personal property, capital stock, license, payroll, withholding or back-up withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, occupancy, transfer, gains and environmental taxes, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto.

(p) the term “Tax Return” shall mean any report, return, declaration, claim for refund, or other information supplied or required to be supplied to a Governmental Entity in connection with Taxes, including any schedule or attachment thereto, including estimated returns and reports of every kind, and including any amendment thereof.

8.17 Guaranteed Obligations. The Parent unconditionally and irrevocably guarantees the obligations of the Purchaser to the Companies and the Owners pursuant to this Agreement (the “Guaranteed Obligations”). This guaranty by the Parent is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance by the Purchaser of the Guaranteed Obligations and not of their collectability only and is in no way conditioned upon any requirement that the Companies and the Owners first attempt to collect any of the Guaranteed Obligations from the Purchaser or resort to any security or other means of obtaining payment of any of the Guaranteed Obligations which the Companies and the Owners now have or may acquire after the date hereof, or upon any other contingency whatsoever. Payments by the Parent hereunder may be required by the Companies and the Owners on any number of occasions. The Parent represents and warrants that its obligations hereunder have been duly authorized by all necessary company action on the part of the Parent and that this guaranty constitutes a valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies).

***

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER:

MESA ACQUIRER LLC

By:	/s/ John A. Morris
Name:	John A. Morris
Title:	Chairman and Chief Executive Officer

PARENT:

REPAY HOLDINGS, LLC

By:	/s/ John A. Morris
Name:	John A. Morris
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

COMPANIES:

AMERICAN PAYMENT SERVICES OF COEUR D’ALENE, LLC

By:	/s/ David Ford
Name:	David Ford
Title:	Chief Executive Officer

NORTH AMERICAN PAYMENT SOLUTIONS LLC

By:	/s/ Phillip Heath
Name:	Phillip Heath
Title:	President

NORTH AMERICAN PAYMENT SOLUTIONS INC.

By:	/s/ Phillip Heath
Name:	Phillip Heath
Title:	President

[Signature Page to Asset Purchase Agreement]

OWNERS:

/s/ David Ford
David Ford

/s/ Phillip Heath
Phillip Heath

[Signature Page to Asset Purchase Agreement]